Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

1	Effective Date. This Agreement is entered into and effective as of the latest date of signature appearing below (the “Effective Date”).

2	Parties. The parties to this Agreement and their addresses are:

UCB Biopharma SPRL	Zogenix, Inc.
Allee de la Recherche 60	5959 Horton Street
Brussels, 1070	Emeryville, CA 94608
Belgium	United States

(“UCB”)	(“Zogenix”)

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Purpose. The purpose of the disclosure of Confidential Information is to evaluate, discuss and/or negotiate a potential business transaction between the parties (or their respective Affiliates) for a commercial relationship in Europe related to Zogenix’s proprietary product known as Fintepla® (fenfluramine) (the “Purpose”).

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Disclosing Party and Receiving Party. Confidential Information may be disclosed under this Agreement by or on behalf of each of the parties in connection with the Purpose. In each case, the party disclosing Confidential Information is referred to herein as the “Disclosing Party” and the party receiving Confidential Information is referred to herein as the “Receiving Party”.

5	Confidential Information.

As used in this Agreement the term “Confidential Information” means any confidential and/or proprietary data or information which is disclosed or otherwise made available by or on behalf of the Disclosing Party to the Receiving Party, whether in oral, visual, written, electronic, or any other form. Information to which the Receiving Party gains access during visits to the facilities of the Disclosing Party or its Affiliates shall also be Confidential Information.

Confidential Information may include, but is not limited to (i) data, know-how, formulas, processes, documents, designs, plans, graphs, drawings or specifications, (ii) software, source or object codes, algorithms, or information about the methods, concepts and techniques on which software is based, (iii) chemical structures, amino/nucleic acid sequences, structural biology, or descriptions of any devices, cell lines or molecular models, (iv) clinical trial protocols, assays, services, studies, results, findings, inventions, ideas and other knowledge, (v) information regarding patent applications and patents, trademarks or

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other intellectual property rights, (vi) information regarding third party contracts, or (vii) finances, financial models, business plans and marketing plans, reports, customer lists or pricing information.

Confidential Information also includes the existence, terms and Purpose of this Agreement, the terms of any other agreements being discussed by the parties related to the Purpose, as well as the fact that any such discussions are taking place with respect thereto.

6	Restrictions. The Receiving Party shall:

(a)

hold the Disclosing Party’s Confidential Information in confidence using at least the same degree of care with respect to Confidential Information that it exercises with respect to its own proprietary information of similar nature (but in no event less than a reasonable degree of care);

(b)	not disclose the Disclosing Party’s Confidential Information to any third party without the Disclosing Party’s prior written consent;

(c)	only use Disclosing Party’s Confidential Information for the Purpose (and not use it for any other purposes); and

(d)

limit access to the Disclosing Party’s Confidential Information to only those of its and its Affiliates’ respective employees, officers, directors, agents and consultants (“Representatives”) whose duties justify the need to know such information in furtherance of the Purpose, who have been advised of the existence and terms of this Agreement, and who are legally obligated to protect such Confidential Information from unauthorized disclosure or use on terms at least as stringent as those contained herein. The Receiving Party shall be liable for actions or omissions in violation of this Agreement by any of its Representatives as if they were the actions or omissions of the Receiving Party itself.

7	Exceptions. The obligations of confidentiality and use restrictions set forth herein shall not apply with respect to Disclosing Party’s Confidential Information to the extent that it:

(a)	is or becomes generally available to the public through no fault of the Receiving Party; or

(b)	is or becomes rightfully in the possession of the Receiving Party on a non-confidential basis from an independent third party having the legal right to make such disclosure; or

(c)

was lawfully in the Receiving Party’s or its Affiliate’s possession prior to disclosure hereunder and not directly or indirectly from the Disclosing Party (and such prior knowledge is properly documented in contemporaneous records); or

(d)

was independently developed by or on behalf of the Receiving Party or its Affiliates without the aid, application or use of the Disclosing Party’s Confidential Information (and such independent development is properly documented in contemporaneous records).

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For clarity, Disclosing Party’s Confidential Information shall not be deemed to be within such exceptions merely because it is (1) specific and embraced by more general information in the public domain or Receiving Party’s possession or (2) a combination of exempted information from multiple sources.

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Legally Required Disclosure. The Receiving Party will have the right to disclose Disclosing Party’s Confidential Information if and to the extent required by applicable law, regulation, rule, act or order of any court or other governmental authority or agency; provided that it (i) promptly notifies the Disclosing Party of such requirement, (ii) upon request, reasonably cooperates with the Disclosing Party’s efforts to obtain confidential treatment or otherwise preserve the confidentiality of such Confidential Information, and (iii) furnishes only that portion of such Confidential Information which is legally required (in the opinion of the Receiving Party’s legal counsel) in order to comply.

9

Term. This Agreement and all confidentiality and non-use obligations hereunder shall expire six (6) years after the Effective Date; provided that such expiration shall not affect any rights or obligations of a party which have accrued prior thereto. Except as may otherwise be agreed in writing by the parties, any exchanges of Confidential Information between the Parties pursuant to this Agreement shall only occur during the one (1) year period after the Effective Date; provided that either party may unilaterally cease the further exchange of Confidential Information at any time during such period.

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Return of Confidential Information. Upon written request by the Disclosing Party, the Receiving Party shall promptly deliver to the Disclosing Party and/or destroy and/or erase (where held electronically) the Disclosing Party’s Confidential Information (including all copies of any portion thereof) which are in the possession of the Receiving Party of its Representatives; provided, however, that one (1) copy of the Disclosing Party’s Confidential Information may be retained by the Receiving Party in a secure location for the sole purpose of identifying its obligations hereunder and any such retained Confidential Information remains subject to the terms and conditions of this Agreement in perpetuity notwithstanding Section 9. If requested, the Receiving Party will certify in writing that all such information has been returned, destroyed and/or erased (as applicable). However, the foregoing will not be construed as obligating the Receiving Party to destroy or erase copies of the Disclosing Party’s Confidential Information in electronic form which are automatically generated and stored by information technology back-up and archiving systems and any such stored Confidential Information remains subject to the terms and conditions of this Agreement in perpetuity notwithstanding Section 9.

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Ownership. All of Disclosing Party’s Confidential Information (including all copies therefore) is and shall remain property of the Disclosing Party. By disclosing any such Confidential Information to the Receiving Party, the Disclosing Party does not grant, create or otherwise convey any express or implied rights or license to the Receiving Party in or under any patents, patent applications, inventions, design rights, copyrights, trademarks, trade secrets or other intellectual property right of any kind which are owned by the Disclosing Party or its Affiliates.

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Remedies. Each party specifically acknowledges that money damages alone may not be an adequate remedy for a breach of this Agreement and hereby agrees that in the event of any actual or threaten breach of this Agreement the non-breaching party will, in addition to and without limiting any other remedies it may have at law or in equity, be entitled to seek a

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restraining order, injunction, or other similar equitable remedy without the need to post bond. In any such event, the other party hereby waives any requirement for the submission of proof of the economic value of any Confidential Information.

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Disclaimer. The Disclosing Party hereby represents and warrants that it has the right and authority to disclose its Confidential Information to the Receiving Party for the Purpose. THE DISCLOSING PARTY MAKES NO OTHER REPRESENTATIONS OR WAARANTIES IN RESEPCT OF THE CONFIDENTIAL INFORMATION IT DISCLOSES HEREUNDER, AND HEREBY DISCLAIMS ALL WARRANTIES (EXPRESS OR IMPLIED) OF ACCURACY, RELIABILITY, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AND ANY WARRANTY THAT THE USE OF THE CONFIDENTIAL INFORMATION WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS-IS” BASIS, and the Disclosing Party shall not be liable hereunder for any inaccuracy or lack of completeness of the Confidential Information or for its use by the Receiving Party for the Purpose.

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Duty to Notify. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of Disclosing Party’s Confidential Information by the Receiving Party or any of its Representatives, and upon request will reasonably cooperate with the Disclosing Party efforts to regain possession of its Confidential Information and prevent its further unauthorised use or disclosure.

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Notices. All notices and other communications under this Agreement shall be deemed to have been duly given three (3) days after being sent by certified mail, postage prepaid, or one day after being sent by overnight courier, and addressed to the parties as set forth in Section 2, or to such other address as a party designates by written notice to the other.

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Affiliates. Each of UCB and Zogenix shall be responsible for and liable under this Agreement with respect to the acts and/or omissions of its Affiliates in violation of this Agreement. In this Agreement, any references to “Affiliate” shall mean an entity which directly or indirectly controls, is controlled by or is under common control with the relevant party, where control means the direct or indirect ownership of greater than 50% of the voting stock or interest in a company, or such other relationship as results in actual control over the management, assets, business and affairs of an entity.

17	No Obligations. Nothing in this Agreement shall be construed as requiring either party to enter into any agreement with the other party for any purpose.

18	Miscellaneous.

(a)

This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof, supersedes all prior discussions, understandings and arrangements with respect to such subject matter and can only be modified by an instrument in writing signed by both parties.

(b)

This Agreement and the rights and obligations under this Agreement may be assigned upon prior written approval of the other party, which shall not be unreasonably withheld. The rights and obligations of the parties will inure to the benefit of, will be binding upon and will be enforceable by the parties and their lawful successors and permitted assigns.

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(c)

No failure or delay by a party in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

(d)

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall in all respects be governed by and construed in accordance with the laws of England and Wales, without regard to its conflict of law principles.

(e)

Neither party shall use the name of the other party or make any oral or written release of any statement, information, advertisement or press release having any reference to a party, whether express or implied, without the express prior written approval of that party; except where required by law, such as, but not limited to, where a party is obligated to publish information regarding payment or other transfer of value to a health care provider or teaching hospital, if applicable.

(f)

This Agreement may be executed in multiple counterparts and exchanged via electronic mail, each of which will be deemed an original, but both of which together shall constitute one and the same agreement.

In witness whereof, this Agreement has been executed by duly authorized representatives on behalf of the parties and shall be in full force and effect as of the Effective Date.

Signed for and on behalf of UCB Biopharma SPRL

/s/ Alexandre Moreau
Signature
Name: Alexandre Moreau
Title: Head Seizure Freedom Mission
Date of Signature: 25-août-2021

Signed for and on behalf of Zogenix, Inc.

/s/ Michael Smith
Signature
Name: Michael Smith
Title: EVP, Chief Financial Officer
Date of Signature: 23-Aug-2021

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